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                                                                    EXHIBIT 99.1

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[CRESCENT LOGO]
CRESCENT  REAL ESTATE EQUITIES COMPANY                             PRESS RELEASE

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           CRESCENT REAL ESTATE TO OFFER $375 MILLION IN SENIOR NOTES


FORT WORTH, TEXAS, MARCH 28, 2002--Crescent Real Estate Equities Company (NYSE:CEI) today announced that its operating partnership will offer $375 million in aggregate principal amount of senior notes due 2009. The Company stated that it intends to use the proceeds of the offering to repay existing indebtedness and redeem preferred units of one of its subsidiaries.

The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Crescent made this statement to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines and in advance of presentations to investors.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

ABOUT THE COMPANY

Crescent Real Estate Equities Company, through its subsidiaries, owns and manages some of the highest quality properties in the country. Its portfolio consists primarily of 74 office buildings totaling 28 million square feet located in six states, as well as world-renowned luxury resorts and spas and upscale residential developments.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. The completion of the aforementioned offering is subject to, among other things, market conditions. No guarantee can be made that the aforementioned offering can be completed under acceptable terms.

FOR MORE INFORMATION

Investors: Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086; Jerry R. Crenshaw, Chief Financial Officer, (817) 321-1492 or Keira B. Moody, Vice President, Investor Relations, (817) 321-1412 Media: Sandra Porter, Director of Public Relations, (817) 321-1460